Exhibit H

The Korea Development Bank Act

Chapter I	General Provisions

Chapter II	Officers/Employees and Board of Directors

Chapter III	Operations

Chapter IV	Accounting

Chapter V	Supervision

Chapter VI	Miscellaneous
Addenda

The Korea Development Bank Act

Law No. 302, Promulgated on December 30, 1953

Amended by Law No. 873, December 27, 1961

Amended by Law No. 1557, December 16, 1963

Amended by Law No. 2044, September 14, 1968

Amended by Law No. 2120, July 28, 1969

Amended by Law No. 2734, December 26, 1974

Amended by Law No. 3020, December 19, 1977

Amended by Law No. 3480, December 31, 1981

Amended by Law No. 4052, December 31, 1988

Amended by Law No. 4864, January 5, 1995

Amended by Law No. 5371, August 22, 1997

(Act Concerning the Efficient Management of Non-performing Assets of Financial

Institutions and the Establishment of Korea Asset Management Corp.)

Amended by Law No. 5372, August 28, 1997

Amended by Law No. 5403, August 30, 1997

(Act Repealing the Korea Housing Bank Act)

Amended by Law No. 5505, January 13, 1998

(Act Concerning Adjustment of the Certified Public Accountant Act, Etc. Following

the Enactment of the Act for the Establishment of Financial Supervisory Organizations)

Amended by Law No. 5982, May 24, 1999

(Government Organization Act)

Amended by Law No. 6679, March 30, 2002

Amended by Law No. 7620, July 29, 2005

Amended by Law No. 8863, February 29, 2008

(Act on the Establishment, Etc. of Financial Supervisory Organizations)

Amended by Law No. 9401, January 30, 2009

(State Properties Act)

Amended by Law No. 9703, May 21, 2009

Amended by Law No.10303 May 17, 2010

Chapter I. General Provisions

Article 1. (Purpose)

The purpose of this Act is to contribute to the sound development of the financial industry and national economy by establishing the Korea Development Bank (hereinafter referred to as the “KDB”) which furnishes and manages funds required for the industry development and promotion, the expansion of social infrastructure, the development of regions, the financial market stabilization and the facilitation of sustainable growth.

Article 2. (Nature, etc.)

(1)	The KDB shall be a juridical person.
(2)	The KDB shall be operated in accordance with of this Act, the orders issued pursuant to this Act and the Articles of Incorporation.

Article 3. (Relation with Other Acts)

(1)	Unless otherwise provided for in this Act, the provisions of the Banking Act shall apply to the KDB; provided, however, that Articles 8 through 11, 11-2, 12, 13, 23-2, 24, 27, 27-2, 28, 28-2, the proviso of Article 30 paragraph (1), Paragraph (2) Item 3 of the same Article, Articles 32, 35, Paragraphs (1) and (2) of Article 37, Article Item 1 of Article 38, Article 40, Items 1 through 7 and 9 of Article 47, Articles 48, 50, 53, 54, 54-2, 55 through 57, Article 67 and Paragraph (1) Items 1, 2, 5, 6 and 8 of Article 68 of the Banking Act shall not apply to the KDB.
(2)	Unless otherwise provided for in this Act, the provisions with respect to stock companies of the Commercial Act shall apply to the KDB.

Article 4. (Establishment of Head Office, Branches, Etc.)

(1)	The head office of the KDB shall be located in the Special City of Seoul.
(2)	The KDB may, in accordance with the provisions of the By-laws of the KDB, set up branches, agencies, and other places or offices of business in such localities as are deemed necessary for its operations.

Article 5. (Capital)

(1)	The authorized capital of the KDB shall be prescribed in the provisions of the By-laws of the KDB to the extent of thirty trillion Won (￦30,000,000,000,000), of which 51/100 or more shall be contributed by the Government.
(2)	The capital of the KDB shall be divided into shares.

Article 6. (By-laws)

(1)	The KDB shall provide for the following matters in its By-laws:
1.	Purpose;
2.	Name;
3.	Location of its head office, branches, agencies and other places or offices of business;
4.	Matters concerning capital and stocks;
5.	Matters concerning the General Meeting of Stockholders;
6.	Matters concerning the fficers and the employees;

7.	Matters concerning the Board of Directors;
8.	Matters concerning operations and the conduct thereof;
9.	Matters concerning the Financial Stabilization Fund pursuant to Article 23-2 of the Act on the Structural Improvement of the Financial Industry (hereinafter referred to as the “Financial Stabilization Fund”);
10.	Matters concerning the issuance of bonds;
11.	Matters concerning accounting; and
12.	Method of serving public notice.
(2)	Any revision of the By-laws of the KDB shall be made subject to the authorization of the Financial Services Commission.

Article 7. (Registration)

(1)	The KDB shall register in accordance with the provisions of Presidential Decree.
(2)	Items which are to be registered under Paragraph (1) shall not be set up against third parties until after their registration.

Article 8. (Limitation on Use of Similar Name)

No person other than the KDB shall use the name “The Korea Development Bank” or any other name similar thereto.

Article 9. (Dissolution)

(1)	The dissolution of the KDB shall be performed by law as otherwise enacted.

Chapter II. Officers/Employees and Board of Directors

Article 10. (Officers)

(1)	The KDB shall have as its officers the President, Executive Directors, Directors and an Auditor.
(2)	There shall be one(1) President and one(1) Auditor.
(3)	The number of the Executive Directors and Directors shall be prescribed in the By-laws; provided that there shall be not less than three (3) Outside Directors which constitute more than half of the total number of the members of the Board of Directors.

Article 11. (Powers and Duties of Officers)

(1)	The President shall represent the KDB and be in general charge of the affairs of the KDB.
(2)	The Executive Directors shall assist the President as determined in accordance with the By-laws of the KDB, and in case of the inability of the President to perform his/her duties due to unavoidable reasons, an Executive Director shall perform the powers and duties of the President.

(3)	In case of the inability of the President and the Executive Directors to perform his/her duties due to unavoidable reasons, the Directors shall perform their powers and duties in such order of priority as determined in accordance with the By-laws of the KDB.
(4)	An Auditor shall audit business affairs and accounting of the KDB.

Article 12. (Board of Directors)

(1)	The Board of Directors shall consist of the President, Executive Directors and Directors.
(1)	The Board of Directors shall resolve important matters concerning business of the KDB.
(2)	The President shall convene the Board of Directors and preside over the meeting as a President.
(3)	Meetings of the Board of Directors shall have a quorum when a majority of the members are in attendance, and resolutions shall be adopted by a majority vote of the attending members
(4)	The Auditor may participate in the deliberations of the Board of Directors to express his/her opinion, but shall not have the right to vote.

Article 13. (Appointment & Dismissal of Officers)

(1)	The President shall be appointed and dismissed by the President of the Republic of Korea as recommended by the President of the Financial Services Commission.
(2)	The Executive Directors and the Directors shall be appointed and dismissed by the Financial Services Commission as recommended by the President.
(3)	The Auditor shall be appointed and dismissed by the Financial Services Commission.

Article 14. (Term of Office)

(1)	The term of office of the officers shall be a specified period not exceeding three (3) years prescribed in the By-laws of the KDB.
(2)	Any vacancy occurring in the office of the Officers shall be filled by the appointment of a new officer in accordance with the By-laws of the KDB; provided that the term of such new offices shall commence from the date of his/her appointment.

Article 15. (Appointment of Proxy)

The President may, in accordance with the By-laws of the KDB, appoint a proxy or proxies from among the officers and/or employees of the KDB who shall be delegated with full or partial power to act for him in connection with the operations of the KDB in all judicial and extra-judicial matters.

Article 16. (Appointment and Dismissal of Employees)

The employees of the KDB shall be appointed and dismissed by the President.

Article 17. (Deemed Status of Public Officer in Application of Punitive Provision)

The officers of the KDB and the members of the Deliberative Council on Fund Management pursuant to Article 29 hereof shall be regarded as public officials in cases where the punitive provisions of any law including the Criminal Code and other laws are applied.

Chapter III. Operations

Article 18. (Operations)

(1)	The KDB shall furnish funds to each of following areas in order to accomplish the purpose stated in Article 1:
1.	Development and growth of industry;
2.	Fostering small and medium sized enterprises;
3.	Expansion of social infrastructure and local development;
4.	Development of energy and resources;
5.	Overseas expansion of enterprise and industry;
6.	Corporate restructuring;
7.	Any area where the Government considers business outsourcing necessary;
8.	Any area requiring fund injection for the development of financial industry and national economy including growth of new growth engine industry and sustainable growth promotion, etc.;
(2)	The KDB shall engage in the following operations for the purpose of furnishing funds pursuant to Paragraph (1) above:
1.	To grant loans or discount notes;
2.	To subscribe to securities, to underwrite securities and/or invest in securities under Article 4 of the Financial Investment Services and Capital Markets Act (hereinafter collectively referred to as the “Securities”); provided, however, that the underwriting of the stocks shall not exceed twice the sum of the paid-in capital of the KDB and the reserve under Paragraph (1) of Article 31;
3.	To guarantee or assume indebtedness;
4.	To acquire the necessary funds for the operations provided for in Subparagraphs 1 through 3 by the following methods:
a.	Receiving deposits and installment deposits;
b.	Issuing Industrial Finance Bonds, other Securities and debt instruments;
c.	Borrowing from the Government, the Bank of Korea, any other financial institutions, etc.; provided, however, that the KDB’s obligations to the Government are subordinated to other indebtedness incurred by the KDB’s in conducting its operations; and

d.	Borrowing foreign capital;
5.	To transact domestic and foreign exchange business;
6.	To provide services including review and plan, research, analysis, assessment, guidance, consultation and so forth regarding economical and technical feasibility of the specific projects to be performed that are entrusted by the Government, public organizations, financial institutions or other enterprises;
7.	To manage and operate the Financial Stabilization Fund and to give a financial support;
8.	To carry out other activities incidental to the activities stated in Subparagraphs 1 through 8 subject to an approval of the Financial Services Commission; and
9.	To carry out activities, other than those stated in Subparagraphs 1 through 8, necessary to accomplish the purpose under Article 1 subject to an approval of the Financial Services Commission.
(3)	The KDB shall construct its internal system to effectively manage and assess the financial support to small and medium sized enterprises in connection with the business operation for areas set forth in Paragraph (1) Item 2 hereof.

Article 19. (Guaranty of Foreign Currency Indicated Debt)

The Government may guarantee the repayment of the principal and interest of the foreign currency debt of the KDB obtaining an approval of the National Assembly in advance.

Article 20. (Long-term Loans of Government Special Funds)

Long-term loans of not less than one year’s maturity using Government special funds shall be extended and administered exclusively by the KDB.

Article 21. (Operating Manuals)

The KDB shall prepare the Operating Manuals which prescribe the method of operations stating the operation under Article 18 and acquire an approval on these Manuals by the Financial Services Commission. This provision shall also apply to any change of the Operating Manuals.

Article 22. (Application for Approval of Operation Plan)

(1)	The KDB shall prepare its operation plan for each fiscal year and prepare it to the Financial Services Commission one (1) month prior to the commencement of relevant fiscal year for approval, and shall report it to the National Assembly Standing Committee without delay.
(2)	The business plan under Paragraph (1) above shall be categorized into financial support plan and funding plan.

(3)	If the KDB intends to change part of annual business plan, the provisions of Paragraphs (1) and (2) shall apply mutatis mutandis.
(4)	The Financial Services Commission shall consider the financial support to small and medium sized enterprises if it grants approval pursuant to Paragraph (1) above.

Article 23. (Issuance of Industrial Finance Bonds)

(1)	The KDB may issue Industrial Finance Bonds to raise funds necessary to carry out operations as provided for in Article 18.
(2)	The KDB shall have the exclusive right to issue Industrial Finance Bonds.
(3)	The aggregate amount of the outstanding balance of Industrial Finance Bonds, plus the outstanding balance of bonds guaranteed by the KDB, and of the indebtedness guaranteed or assumed by the KDB, shall not exceed thirty (30) times the amount of the paid-in capital of the KDB and the reserve prescribed in Paragraph (1) of Article 31; provided, however, that the following items shall be excluded in calculating the aforementioned ceiling:

1. The outstanding balance of Industrial Finance Bonds subscribed to by the Government;

2. The outstanding balance of Industrial Finance Bonds on which the Government has guaranteed the payment of principal and interest;

3.The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB on which other financial institutions (including the Export-Import Bank of Korea and the Industrial Bank of Korea), the Korea Credit Guarantee Fund, the Korea Technology Credit Guarantee Fund, insurance companies and similar organizations have guaranteed and/or insured the payment;

4. The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB which the Government has guaranteed the payment of; and

5. The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB for the Government or local governments.

Article 24. (Issuance to Refund Outstanding Bonds or to Discharge Other Obligations)

(1)	The KDB may, when necessary to refund outstanding Industrial Finance Bonds or to discharge obligations arising from the guaranty or assumption of the indebtedness under Subparagraph 3 of Paragraph (2) of Article 18, issue Industrial Finance Bonds temporarily, if necessary, over the limit prescribed in Paragraph (3) of Article 23.
(2)	When the KDB issues Industrial Finance Bonds in accordance with Paragraph (1), the KDB shall, within one month thereafter, refund the outstanding Industrial Finance Bonds and/or discharge the obligations in an amount equal to the aggregate par value of the Industrial Finance Bonds issued thereby.

Article 25. (Issuance of Bonds)

Industrial Finance Bonds may be issued on a discount or a premium basis.

Article 26. (Guaranty of Government)

The payment of the principal of and interest on Industrial Finance Bonds may be guaranteed by the Government after obtaining consent from the National Assembly in advance.

Article 27. (Extinctive Prescription of Bonds)

The right to receive the principal of and interest on Industrial Finance Bonds shall be terminated unless exercised within five years and two years, respectively.

Article 28. (Mandate)

Other necessary matters relating to Industrial Finance Bonds not provided for in this Act shall be set forth by Presidential Decree.

Article 29. (Establishment of Deliberative Council on Fund Management)

(1)	The Deliberative Council on Fund Management shall be established inside the KDB in order to deliberate on the following matters concerning the Financial Stabilization Fund:
1.	Basic policy concerning management and operation of Financial Stabilization Fund;
2.	Matters concerning financial assistance pursuant to Article 23-6 Paragraph (2) of the Act on the Structural Improvement of the Financial Industry;
3.	Any other matter as deemed necessary by the Financial Services Commission.
(2)	The member of Deliberative Council on Fund Management shall not receive any external instruction or intervention in the course of conducting his/her duties.
(3)	The organization, operation and other necessary matters relating to the Deliberative Council on Fund Management shall be prescribed by the Presidential Decree.
(4)	Article 63 Paragraph (3) of the State Finance Act shall not apply to management and operation of the Financial Stabilization Fund.

Chapter IV. Accounting

Article 30. (Fiscal Year, Budget and Settlement of Accounts)

(1)	The fiscal year of the KDB shall be in line with the Government.
(2)	The KDB shall prepare the budget and the settlement of accounts in each fiscal year and refer to the Financial Services Commission for approval prior to the beginning of the next fiscal year. This provision shall also apply to change in the budget and settlement of accounts.
(3)	The KDB shall submit the account of settlement within three(3) months after the end of each fiscal year.

(4)	The account of settlement under Paragraph (3) above shall be attached with the following documents:

1. Financial statements and appendices;

2. Any other documents necessary for clarifying the settlement details as determined by the Financial Services Commission.

Article 31. (Disposal of Profit)

(1)	Every fiscal year, after adequate allowances are made for depreciation in assets, the annual net profits of the KDB shall be distributed as follows:

1. Forty percent (40%) or more of the net profit shall be credited to the reserve, until the reserve reaches the total amount of the authorized capital; and

2. The net profits remaining after distributing the amount in Subparagraph 1 shall be distributed upon an approval of the General Meeting of Stockholders and a resolution of the Board of Directors is adopted.

(2)	The reserve prescribed in Paragraph (1) may be capitalized after offsetting the losses of the KDB under Article 32.
(3)	The amount remaining after the reserve prescribed in Subparagraph 2 of Paragraph (1) may be distributed as a dividend in cash or a dividend in kind. Matters necessary for the dividend in kind shall be set forth by Presidential Decree.

Article 32. (Offset of Losses)

(1)	The annual net losses of the KDB shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be offset by the Government.
(2)	The Government’s offsetting of the losses in accordance with Paragraph (1) may be implemented by granting miscellaneous properties as provided for in Paragraph (3) of Article 6 of the National Property Act notwithstanding the provision of Article 55 of the same Act.
(3)	The transfer of the miscellaneous properties in accordance with Paragraph (2) shall be made subject to the deliberation of the State Council, the approval of the President of the Republic of Korea and the consent of the National Assembly in advance; provided, however, that in case it is deemed urgently necessary for the sound operation of the KDB and the stabilization of financial order, the consent from the National Assembly may be obtained ex post facto.

Article 33. (Use of Unemployed Funds)

The KDB may use the funds remaining unemployed in the business operations in such a manner as provided for by the By-laws to the extent it does not stymie the business operations of the KDB prescribed in Article 18.

Chapter V. Supervision

Article 34. (Supervision)

(1)	The Financial Services Commission shall supervise the KDB in accordance with the provisions of this Act, and may issue an order necessary for the supervision, and shall also conduct supervision to secure the KDB’s sound management in accordance with the Presidential Decree, and may issue an order necessary for such supervision.
(2)	The Financial Services Commission, if it is deemed that the breach of the order pursuant to Paragraph (1) above may be detrimental to the sound management of the KDB, may take any of following measures:
1.	Order to take a corrective measure against any breach;
2.	Partial business suspension within six (6) months;
3.	Suspension and warning against relevant breach

(3)	If any officer of the KDB violated the order issued under Paragraph (1) above on purpose or committed any act seriously affecting sound management of the KDB, the Financial Services Commission may take proper measures against such officer including dismissal, suspension of duties, warning and caution, etc.
(4)	If any officer of the KDB violated an order pursuant to Paragraph (1) above on purpose, or committed any act seriously affecting sound management of the KDB, the Financial Services Commission may request the President to take necessary disciplinary measure such as dismissal, suspension, reduction in salary, reprimand, caution, etc.
(5)	If any retired or resigned officer or employee is deemed to have been subjected to measure pursuant to Paragraph (3) and (4) above had he/she was in office, the Financial Services Commission may notify the details of measure to the President.
(6)	The President being notified pursuant to Paragraph (5) shall send such notice notified pursuant to Paragraph (5) above to such retired or resigned officer or employee, and shall record and maintain such notified matter in the record of personnel.

Article 35. (Reason for Dismissal)

(1)	If the President falls under any of following; the President of the Republic of Korea may release such person from his/her office as recommended by the President of the Financial Services Commission:
1.	if the President violated the Act, an order issued under this Act, or the Articles of Incorporation of the KDB;
2.	if the President fails to perform his/her duties due to his/her mental or physical disorder.

(2)	If any Executive Director or a Director falls under any of followings, the Financial Services Commission may remove such Executive Director or Director from his/her office as recommended by the President.
(4)	The Financial Services Commission may remove an Auditor from his/her office if he/she falls under any item of Paragraph (1) above.

Article 36. (Submission of Reports, Inspection of Documents)

(1)	The Financial Services Commission, in conducting the prudential regulation under Article 34, may request the KDB to submit reports on such matters as are deemed necessary, or instruct its competent official to examine the status of operations, books, records and other necessary matters of the KDB.
(2)	The Financial Services Commission may, when deemed necessary, entrust to the Governor of the Financial Supervisory Service the power of examination provided for in Paragraph (1) as determined by the Presidential Decree.
(3)	Pursuant to Paragraphs (1) and (2), individuals who inspect shall carry identification cards with them to verify their identities and show the identification cards to the related persons.

Chapter VI. Miscellaneous

Article 37. (Restriction on Ownership, Administration or Utilization of Property)

The KDB shall not own any real or personal property except such property as acquired for the conduct of its business or taken over in the course of its credit collection or other business operation.

Article 38. (Exception to Stock Subscription under Special Law)

(1)	In case that whole or more than half the capital of any juridical person established by a special law shall be subscribed to by the Government, or in case that more than half its issued stocks shall be held by the Government, in accordance with the provisions of such law, the KDB may, notwithstanding anything in the provisions of such law, subscribe to the capital of such juridical person or hold its stocks in place of the Government.
(2)	The juridical persons, the capital of which has been subscribed to by the KDB or the stocks of which are held by the KDB in accordance with Paragraph (1), may, notwithstanding anything in the provisions of such law, pay dividends to the KDB in proportion to the number of stocks (including subscription certificates) held by the KDB.

Article 39. (Negligence Fine)

(1)	Any person who uses the name of “The Korea Development Bank” or similar name in breach of Article 8 shall be subject to a fine of not more than ten million Korean Won (￦10,000,000).
(2)	Any person, who fails to submit a report as required by Paragraph (1) of Article 36 or who has submitted a faulty report or who has refused, obstructed or evaded the inspection as provided for in the same Paragraph shall be subject to the fine for default of not more than five million Korean Won (￦5,000,000).
(3)	The fine for default under Paragraphs (1) and (2) shall be imposed and collected by the Financial Services Commission as determined by the Presidential Decree.

ADDENDA<Act No. 12663, May 21, 2014>

Article 1. (Date of Enforcement)

This Act shall come into force from and on the date of registration of the merger pursuant to paragraph (6) of Article 4 of the Addenda; provided, however, that the provisions of Articles 3 through 5 of the Addenda shall come into force from the date of promulgation.

Article 2. (Repeal of Other Laws) The Korea Finance Corporation Act shall be repealed.

Article 3. (Merger with Korea Finance Corporation, Etc.)

(1)	The KDB, the KDB Financial Group Inc. (the “KDBFG”) and the Korea Finance Corporation under the Korea Finance Corporation Act (the “KoFC”) shall be merged with the KDB as a surviving entity and the KDBFG and the KoFC as non-surviving entities.
(2)	The KDB, the KDBFG and the KoFC (“Merged Entities”) shall go through merger process pursuant to Paragraph (1) above immediately after this Act is promulgated.
(3)	Articles 522 through 528 and Article 530 of the Commercial Act shall apply mutatis mutandis to the merger process for the Merged Entities. In that case, the approval of the general meeting of shareholders for a merger agreement pursuant to Article 522 of the Commercial Act shall be replaced with the resolution of each board of directors of the Merged Entities.

(4)	The external policy finance business for areas of vessel, aircraft, social overhead capital and resource development, etc. (including assets, liabilities and human resources for such business) among business operation of the KoFC shall be split and transferred to the Export and Import Bank of Korea. In that case, the specific scope, time and method of business transfer shall be determined by the merger committee to be established pursuant to Article 4 of the Addenda upon consultation with the Export and Import Bank of Korea.

Article 4. (Establishment of Merger Committee, etc.)

(1)	The merger committee shall be established in order to address merger affairs pursuant to Article 3 of the Addenda.
(2)	The merger committee shall be comprised of seven (7) or less members appointed by the President of the Financial Services Commission; provided, that such members shall contain each person recommended by each Merged Entity.
(3)	The Vice President of the Financial Services Commission shall serve as a President of the merger committee.
(4)	The merger committee may request the Merged Entities to provide personal and physical assistance for conducting business.
(5)	The merger committee shall draft a merger agreement and the of a surviving entity after merger, and shall obtain authorization from the Financial Services Commission.
(6)	The merger committee shall complete any and all procedures required for merger by January 1, 2015, and register the fact of merger.
(7)	The committee members under the Paragraph (2) above shall be deemed to be removed on the date of registration of merger.

Article 5. (Exception to Merger Authorization, etc.)

(1)	The merger under Article 3 of the Addenda shall be deemed to have been authorized by the Financial Services Commission pursuant to Article 60 of the Financial Holding Companies Act and Article 4 of the Act on the Structural Improvement of the Financial Industry.
(2)	The change of principal shareholders of subsidiaries of the KDBFG following the merger pursuant to Article 3 of the Addenda shall be deemed to have been approved by the Financial Services Commission pursuant to the laws governing incorporation of each subsidiary.

(3)	The provision of Article 12 of Monopoly Regulation And Fair Trade Act shall not apply to the merger under Article 3 of the Addenda.

Article 6. (Succession to Property, Rights and Obligations)

(1)	Each of the KDBFG and the KoFC shall be deemed to have been terminated as a legal entity upon the merger pursuant to this Act.
(2)	The KDB shall comprehensively succeed to the properties, the rights and the obligations of the KDBFG and the KoFC as a result of merger.
(3)	The titles of the KDBFG and the KoFC indicated in the registry of properties which are transferred from the KDBFG and the KoFC to the KDB and in the official ledger shall be deemed to refer to the title of the KDB.
(4)	The bonds issued by the KDBFG and the policy bank bonds issued by the KoFC shall be deemed as the Industrial Financial Bonds issued by the KDB pursuant to this Act.

Article 7. (Succession to Business of KoFC)

The business being engaged by the KoFC at the time of enforcement of this Act in accordance with the former “Korea Finance Corporation Act” or other laws and decrees may be continuously performed by the KDB.

Article 8. (Interim Measures regarding Guaranty for Foreign Currency Debt)

The redemption of principal and interest of foreign currency debt incurred by the KDB and the KoFC (it shall only apply to the cases where the redemption period of bonds and loans is not less than one (1) year) before this Act comes into force shall be guaranteed by the Government after obtaining consent of the National Assembly in advance at the time of initial sale of equity in the KDB by the Government.

Article 9. (Interim Measures regarding Officers & Employees)

(1)	The President of the KDB appointed pursuant to the former provision regulation at the time of enforcement of this Act shall be deemed to have been appointed as a President of the KDB pursuant to this Act, and his/her term of office shall be counted from the date of appointment pursuant to the former provision.
(2)	The term of an officer of the Merged Entity (excluding the President of the KDB) at the time of enforcement of this Act shall be deemed to have lapsed.

(3)	In case that any officer of the Merged Entity ) at the time of enforcement of this Act is newly appointed as an officer of the KDB, his/her term of office may be differently decided within the extent set forth in Article 14.
(4)	At the time of enforcement of this Act, the employees of the KDBFG and the KoFC shall be regarded as employees of the KDB.

Article 10. (Interim Measures concerning Penal Provision)

As to penalties and negligence fine imposed on any acts committed prior to the enforcement of this Act, the previous provisions and the previous “Korea Finance Corporation Act” shall be complied with.

Article 11. (Revision to Other Laws)

(1)	Part of the Special Act on the Management of Public Funds shall be revised to read as follows:

Subparagraph 7(d) of paragraph (2) of Article 3 shall be revised and replaced with the following:

(d)	The Korea Development Bank under the Korea Development Bank Act (hereinafter referred to as the “Korea Development Bank”);

“Korea Finance Corporation” stated in paragraph (2) of Article 3 shall be revised and replaced with “Korea Development Bank.”

“President of the Korea Finance Corporation” stated in paragraph (3) of Article 4 shall be revised and replaced with “President of the Korea Development Bank.”

“Korea Finance Corporation” stated in paragraph (1) of Article 11 shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in paragraph (1) of Article 13 shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in paragraph (7) of Article 17 shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in Article 19 shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in subparagraph 2 of Article 21-2 and subparagraph 3(a) of the same Article shall be revised and replaced with “Korea Development Bank.”

(2)	Part of the Act on the Structural Improvement of the Financial Industry shall be revised to read as follows:

The wording “the Korea Finance Corporation established under the Korea Finance Corporation Act (“hereinafter the “KoFC”)” in subparagraph 8 of Article 2 shall be revised and replaced with “the Korea Development Bank established under the Korea Development Bank Act (hereinafter the “KDB”).”

“Korea Finance Corporation” stated in paragraph (1) of Article 23-2 and in subparagraph 7 of paragraph (2) of the same Article shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in paragraph (1) of Article 23-3, in the part other than each subparagraph of paragraph (2) of the same Article, and in paragraph (3) of the same Article shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in the part other than each subparagraph of paragraph (1) of Article 23-4 and in paragraph (2) of the same Article shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in paragraphs (1) and (2) of Article 23-5 shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in paragraph (1) of Article 23-6, in paragraph (2) of the same Article, in the part other than each subparagraph of paragraph (3) of the same Article and in paragraph (4) and (5) of the same Article shall be revised and replaced with “Korea Development Bank”, and “the steering committee pursuant to Article 9 of the Korea Finance Corporation Act” in paragraph (2) of the same Article shall be revised and replaced with “Deliberative Council on Fund Management pursuant to Article 29 of the Korea Development Bank Act.”

“Korea Finance Corporation” stated in the part other than each subparagraph of paragraph (1) of Article 23-87 and in paragraph (2) of the same Article shall be revised and replaced wih “Korea Development Bank.”

“Korea Finance Corporation” stated in paragraph (1) of Article 23-8, in the main text of paragraph (2) of the same Article, and in the proviso of same paragraph shall be revised and replaced with “Korea Development Bank.”

“Korea Finance Corporation” stated in paragraph (1) of Article 23-9, in paragraphs (2) and (6) of the same Article shall be revised and replaced with “Korea Development Bank.”

(3)	Part of Act on the Efficient Disposal of Non-Performing Assets, etc. of Financial Institutions and the Establishment of Korea Asset Management Corporation shall be revised to read as follows:

“President of the Korea Finance Corporation under the Korea Finance Corporation Act” stated in subparagraph 5 of paragraph (1) of Article 15 shall be revised and replaced with “President of the Korea Development Bank under the Korea Development Bank Act.”

(4)	Part of the Corporate Restructuring Promotion Act shall be revised to read as follows:

Subparagraph 1 (l) of Article 2 shall be deleted.

(5)	Part of the Act on Public-Private Partnerships in Infrastructure shall be revised to read as follows:

Subparagraph 16 (b) of Article 2 shall be deleted.

(6)	Part of the Restriction of Special Taxation Act shall be revised to read as follows:

The wording “from the Korea Finance Corporation established under the Korea Finance Corporation Act” in subparagraph 22 of paragraph (1) of Article 117 shall be revised and replaced with “from the Korea Development Bank established under the Korea Development Bank Act.”

(7)	Part of the Korea Expressway Corporation Act shall be revised to read as follows:

The wording “the Korea Finance Corporation under the Korea Finance Corporation Act” in paragraph (2) of Article 4 shall be revised and replaced with “the Korea Development Bank under the Korea Development Bank Act.”

(8)	Part of the Korea Water Resources Corporation Act shall be revised to read as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” stated in paragraph (2) of Article 4, in paragraph (3) of the same Article and in paragraph (6) of the same Article shall be revised and replaced with “Korea Development Bank under the Korea Development Bank Act.”

(9)	Part of the Export-Import Bank of Korea Act shall be revised to read as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” stated in Article 4 shall be revised and replaced with “Korea Development Bank under the Korea Development Bank Act.”

(10)	Part of the Korea Electric Power Corporation Act shall be revised to read as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” stated in paragraph (1) of Article 19 shall be revised and replaced with “Korea Development Bank under the Korea Development Bank Act.”

Article 12. (Relationship with Other Laws)

The “the Korea Finance Corporation Act” or the former “KoFC” referred by other laws at the time of enforcement of this Act shall be deemed to refer to this Act or the Korea Development Bank by replacing the former provision.